Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Bud Ingalls
VP-Finance & Chief Financial Officer
(678) 728-2115

SEROLOGICALS CORPORATION REPORTS

THIRD QUARTER RESULTS

REVENUES INCREASE 45% FOR THE QUARTER

AND 48% FOR FIRST NINE MONTHS

ATLANTA, GA — October 27, 2005 — Serologicals Corporation (NASDAQ:SERO) today announced financial results for the third quarter ended October 2, 2005.  Revenues for the third quarter increased 44.7%, to $67.0 million, compared to $46.3 million in the same period last year, while revenues for the first nine months of 2005 increased 48.2%, to $187.8 million, compared to $126.8 million in the same period last year. Diluted earnings per share were $0.20 and $0.41 per share for the third quarter and first nine months of 2005, respectively, compared to $0.19 and $0.48 per share for the same periods in the prior year.

As the result of our numerous acquisitions over the past three years, the Company provides pro forma results that exclude acquisition amortization, other similar acquisition related costs and other one-time costs. The Company provides pro forma information as an addition to, and not as a substitute for, financial measures presented in accordance with GAAP.  The Company believes that the pro forma presentation is a beneficial supplemental disclosure to investors in analyzing and assessing its past and future performance.

Third quarter 2005 pro forma net income was $10.5 million, or $0.27 per share on a fully diluted basis, compared with $6.2 million, or $0.20 per share on a fully diluted basis, in the third quarter of 2004.  Pro forma net income for the third quarter increased by 70.1% and fully diluted pro forma earnings per share increased by 30.6%.  Pro forma net income for the first nine months of 2005 was $22.1 million, or $0.58 per share on a fully diluted basis, compared with $15.5 million, or $0.52 per share on a fully diluted basis, for the same period in 2004.  Pro forma net income for the first nine months of 2005 increased by 42.1% and fully diluted pro forma earnings per share increased by 12.3% for the first nine months of 2005 compared to the same period in 2004.  Reconciliations between GAAP results and pro forma results are presented in the attached tables and on the Company’s web site (www.serologicals.com) under the Investor Relations tab.

President & CEO Perspectives

“As expected, we saw a significant increase in revenue and earnings during the third quarter consistent with our comments in July,” said David A. Dodd, President and CEO. “We saw strong results from our Celliance unit where continued market strength resulted in strong revenue growth particularly in our cell culture products. Increased product demand, coupled with improved manufacturing performance, enabled us to achieve a significant increase in gross margins in Celliance which positively impacted both operating income and net income.”

Commenting further, Mr. Dodd added, “Revenue from our Research products and services also increased during the quarter as we continued to strengthen our commercial organization, particularly in the Asia/Pacific region, and further expanded our product portfolio. We are continuing to proceed with the accelerated integration program for our Upstate operations and expect to transfer all Lake Placid, N.Y. operations and research activities to Temecula, CA. by the second quarter of 2006. This is expected to have a positive impact on both gross margins and operating income for the Research segment in 2006. Revenue growth for the Research segment continued at a level approximately twice the growth rate of our markets and major competitors, although realized growth was lower than expected for both the third quarter and the nine months of 2005. The major reasons for the slower than anticipated growth in Research revenue were  related to essentially flat growth rates in government research funding, as well as lower than anticipated growth in pharmaceutical/biotech preclinical spending.  During the quarter, we hired a new Sales Vice-President for our Research unit who has an extensive background in our business area and we have now completed the conversion to direct sales representation for the Research segment in Europe.  We anticipate that our Research segment will continue to achieve revenue growth in excess of our markets and major competitors.

Our continuing emphasis on productivity improvements and cost control enabled the Company to achieve strong overall growth in both revenue and earnings during the third quarter, much higher than overall market growth rates of 5%-6%. However, in light of our results from our Research unit during the third quarter, we have decided to update the Company’s full year guidance to be $265.0 to $270.0 million in revenue and $.92 to $.95 in pro forma earnings per share for the full year. This compares to our earlier guidance of $275.0 to $285.0 million in revenue and $0.95 to $1.00 in pro forma earnings per share for the full year. We expect continued strength in the fourth quarter for both business segments and continue to invest in our businesses to enable us to outperform in our marketplace. This will remain our primary focus as we increase the value delivered to our customers, employees and shareowners,” Mr. Dodd added.

* * * * * * * * * * * *

Significant accomplishments during the third quarter included:

•                  Our research business units, Chemicon and Upstate, introduced 520 new products during the third quarter and have introduced over 1,500 products for the first nine months of 2005. This includes new Chemicon assays and reagents focused in the areas of neuroscience and stem cell research and a range of new Upstate kinases and multiplex Beadlyte® assays. Upstate is expanding its industry leading position by providing over 250 kinases with an aggressive plan to further increase its kinase panel by the end of 2005, continuing into 2006.

•                  During the quarter, Upstate continued to further expand its product and service portfolio with continued emphasis on new products to support drug discovery activities with particular emphasis on cell biology-based products. This included the launch of a new, more cost efficient Western blotting detection kit and the expansion of its KinEASE™ FP production line to include each of the 80 individual kinases that have been validated in the assay. Revenues for drug discovery activities increased 76% during the quarter and grew 82% during the first nine months of 2005. Upstate continues its commitment to support drug discovery research by continuing to develop and introduce new products and services using cell signaling technologies.

•                  Chemicon also continues to expand its product portfolio and added a number of co-development opportunities. This includes the introduction of an innovative infectious disease detection product utilizing Chemicon’s patented fluorescent detection technology, Amplifluor®. Chemicon also entered into an exclusive manufacturing and marketing agreement with Stem Cell Sciences that will transfer patented technology and expertise to Chemicon to allow it to manufacture a fully formulated, serum-free embryonic stem cell media for the research market. In addition, Chemicon and Axordia, Ltd. have signed an exclusive agreement to co-develop new antibody markers from Axordia’s proprietary human embryonic stem cell lines further demonstrating the commitment by Chemicon to maintain its leadership position in the support of stem cell research.

•                  Our Celliance business unit also expanded its product portfolio during the third quarter by introducing a new line of peptones under the brand name of LucraTone™. The initial launch includes eight animal-free products that are critical components in cell culture and fermentation. In addition, Celliance acquired the UCOE (ubiquitous chromatin opening element) gene expression technology from Innovata plc that improves the yield, consistency and stability of protein production in cultured mammalian cells.

•                  The Company continues to strengthen its commercial organization with two important additions to its senior management staff during the third quarter. Mike Monko joined the Company as Vice President, Sales for the Research segment. Mr. Monko will direct all sales activities world wide for the Company’s Research products and services. Prior to joining the Company he worked for nearly 20 years for Invitrogen Corporation. In addition, Wylie Chenn recently joined the Company as Regional Director, Asia/Pacific and will assess strategic options available for expanded business development and growth, while directing all sales activities within this region. Mr. Chenn has over 20 years of direct experience working within the region.

•                  We announced earlier this year the implementation of an accelerated integration program for our research segment. This program includes the consolidation of several core functions, including Business Segment Management, R&D/Business Development, Marketing, Technical Support, Scientific Sourcing, Intellectual Property/Licensing and Finance and Accounting. Serologicals expects to achieve operating efficiencies that should result in annual savings of $3.0 million to $3.5 million. The savings will be phased in over the balance of 2005. The Company incurred one time costs of approximately $1.9 million in connection with this program as the result of severance costs, retention payments and relocation costs recorded in the third quarter ended October 2, 2005.  The majority of these costs, $1.3 million, were treated as adjustments to the acquisition purchase price in connection with the purchase of the Upstate Group. The Company has also made a decision to move the manufacturing and distribution operation, as well as development operations, currently located in Lake Placid, N.Y. to its facility in Temecula, CA. during the second quarter of 2006.

•                  In June, the Company announced that its Board of Directors authorized a stock repurchase program to repurchase up to 2.0 million shares of the Company’s common stock over the next three years ending in June 2008. The program is intended to be implemented through purchases made from time to time in the open market or through private transactions in accordance with applicable securities laws.  The timing, pricing and size of purchases will depend on market conditions, prevailing stock prices and other considerations.  As of today, the Company has completed the repurchase of approximately 125,000 shares of common stock. Funds for the repurchase of shares are expected to come primarily from cash generated from operations or funds on hand.

•                  In late July, Serologicals settled a contractual claim against a customer of the Company’s former therapeutic plasma business.  The settlement of approximately $3.2 million in cash, which the Company received during October, will be reported, net of income taxes and collection expenses totaling approximately $1.3 million, as Income from Discontinued Operations during the fourth quarter of 2005. In addition, during the third quarter Life Therapeutics prepaid the $6.8 million note it issued to Serologicals in connection with its acquisition of the Company’s former therapeutic plasma business in 2004.  Under terms of the transaction, the debt was discounted to $6.0 million in exchange for early payment and for a royalty-bearing, non-exclusive commercial license to a purification technology. The amount of the discount, less unamortized imputed interest income, was reported as a $0.5 million charge to Other Expense during the quarter.

* * * * * * * * * * * *

Third Quarter Results Summary

The Research segment, which is focused on the research products and services business, consists of products and services offered under the brand names of Chemicon® and Upstate®. The Bioprocessing segment, Celliance, includes cell-culture-supplement products along with diagnostic related products.

Overall, revenues for the third quarter of 2005 grew 44.7% when compared to the third quarter of 2004, primarily due to the acquisition of the Upstate Group in October, 2004. Revenues for the first nine months of 2005 totaled $187.8 million, compared to $126.8 million for the same period of 2004, an increase of 48.2%.  After adding actual Upstate revenues to 2004 results, our company-wide revenues in the third quarter grew 12.1% compared to the prior year, fueled by the strong growth performance in our Research segment. During the quarter, Chemicon revenues increased 15.4% compared to last year while Upstate revenues increased 18.6% when compared to the prior year. Celliance revenues were $33.4 million and $86.6 million for the quarter and first nine months of 2005 versus $31.0 million and $81.0 million for the same periods in 2004. This represents a 7.7% and 6.8% increase in revenues for the quarter and first nine months of 2005 compared to the same period in 2004. Celliance achieved an increase of 16.4% on a consecutive quarter basis, driven by the strong growth in cell culture products which increased 19.7% from the second quarter of 2005.

The following table shows a breakdown of the revenue contribution by segment for the third quarter and the first nine months of 2005 and 2004:

	Quarter Ended				Nine Months Ended
	October 2, 2005		September 26, 2004		October 2, 2005		September 26, 2004
$ in Thousands	Actual	% Total	Actual	% Total	Actual	% Total	Actual	% Total
Revenue:
Research	$33,543	50.1%	$15,246	32.9%	$101,216	53.9%	$45,713	36.1%
Bioprocessing	33,426	49.9%	31,048	67.1%	86,596	46.1%	81,048	63.9%
	$66,969	100%	$46,294	100%	$187,812	100%	$126,761	100%

The comments in this paragraph regarding gross margins refer to pro forma gross margins, excluding acquisition and one time reorganization related costs that impacted gross margins.  Consolidated pro forma gross margins continue to improve; for the third quarter of 2005 consolidated pro forma gross margins reached 57.9% compared to 54.0% for the same period in 2004. Pro forma Research gross margins for the third quarter of 2005 decreased by 1.8 percentage points when compared to the pro forma gross margins for the third quarter of 2004. Pro forma Research gross margins for the first nine months of 2005 decreased by 0.9 of a percentage point when compared to the pro forma gross margins for the same period in 2004.  Pro forma gross margins in 2005 for the Research segment were lower than 2004 due to product mix shifts from the prior year; in addition Research segment pro forma gross margins for the nine months in 2004 were higher as a result of a second quarter 2004 one-time benefit related to the settlement of a dispute over a licensing arrangement.  This settlement increased Research gross margins in 2004 by two percentage points on a year to date basis.  Pro forma Bioprocessing margins for the third quarter of 2005 and for the nine months ended 2005 increased by approximately 4.6  and  0.2 percentage points, respectively, compared to the same periods in 2004 primarily as the result of higher EX-CYTE® volumes, slightly higher Incelligent™ sales and higher manufacturing productivity which resulted in lower unit production costs.

The following table shows a breakdown of the gross margin contribution by segment on a pro forma basis for the third quarter and the first nine months of 2005 and 2004:

	Quarter Ended				Nine Months Ended
	October 2, 2005		September 26, 2004		October 2, 2005		September 26, 2004
$ in Thousands	Pro Forma	GM %	Pro Forma	GM %	Pro Forma	GM %	Pro Forma	GM %
Gross Profit:
Research	$20,875	62.2%	$9,758	64.0%	$64,316	63.5%	$29,425	64.4%
Bioprocessing	17,917	53.6%	15,222	49.0%	42,875	49.5%	39,956	49.3%
	$38,792	57.9%	$24,980	54.0%	$107,191	57.1%	$69,381	54.7%

Selling, general and administrative costs (“SG&A”) for the third quarter of 2005 were $19.3 million compared to $13.0 million for the third quarter of 2004. On a pro forma basis SG&A costs for the quarter were $18.4 compared to $13.0 million in 2004. The majority of this increase was due to the acquisition of the Upstate Group in 2004.

Operating income for the third quarter of 2005 was $12.6 million, or 18.9% of revenue, compared to $9.4 million, or 20.3% of revenue, in the third quarter of 2004. Pro forma operating income for the third quarter of 2005 before acquisition related amortization and other similar acquisition and reorganization related costs was $16.2 million, or 24.1% of revenue, in 2005 compared to $10.1 million, or 21.7% of revenue, in 2004. Operating income for the first nine months of 2005 was $25.0 million, or 13.3% of revenue, compared to $23.2 million, or 18.3% of revenue, for the same period in 2004. Pro forma operating income for the first nine months of 2005 before acquisition related amortization and other similar acquisition and reorganization related costs was $35.3 million, or 18.8% of revenue, compared to $25.2 million, or 19.9% of revenue, for the same period in 2004.

Cash flows from operating activities were $5.5 million and $10.4 million in the third quarter and first nine months of 2005.  This compares to cash flows from operating activities of $7.1 million and $21.3 million in the third quarter and first nine months of 2004.  Cash flows from operating activities are lower in the first nine months of 2005 compared to 2004 due primarily to increases in working capital requirements in 2005 as our business has been expanding.

Performance Highlights: Research Products and Services

Research revenue in the third quarter and first nine months of 2005 increased approximately $18.3 million and $55.5 million, respectively, or 120.0% and 121.4%,

respectively, over the prior year quarter and prior year to date. While much of the increased revenue was the result of the Upstate acquisition, Chemicon achieved revenue of $17.6 million which represents a growth of 15.4% for the quarter and revenue of $51.9 million for the nine month period which represents an increase of 13.6% over the prior year. The Chemicon growth in the third quarter was driven primarily by contributions in the areas of neuroscience, stem cells, bulk reagents and diagnostic products. Upstate revenue, while not included in the 2004 operating results for the Company, was $16.0 million in the third quarter of 2005 which represents an increase of 18.6% compared to the third quarter of 2004. For the nine month period, Upstate achieved $49.3 million in revenue compared to $40.8 million in 2004, an increase of 20.8%. Upstate growth for the third quarter was driven primarily by strong growth in drug discovery services as well as product sales in the areas of nuclear function and multiplex Beadlyte® assays. Geographically, Research revenues increased 36% in Asia, 20% in Europe and 13% in North America in the third quarter of 2005.

Performance Highlights: Bioprocessing Products and Services

Bioprocessing revenue was $33.4 million during the third quarter of 2005 compared to $31.0 million for 2004, an increase of 7.7%.  Bioprocessing revenue increased $5.5 million, to $86.6 million over the first nine months of 2004, an increase of 6.8%.  EX-CYTE® sales in the third quarter and first nine months of 2005 were $9.4 million and $21.4 million, respectively, compared to $7.5 million and $20.9 million, respectively, for the same periods of 2004. Sales of Celliance’s proprietary bovine serum albumin (Probumin™ BSA) in the third quarter and first nine months of 2005 were $5.5 million and $15.1 million, respectively, compared to $4.2 million and $12.9 million, respectively, for the same periods of 2004.  Sales of recombinant human insulin (Incelligent™) were $8.2 million and $19.3 million for the third quarter and the first nine months of 2005, respectively, compared with $8.0 million and $15.5 million, respectively, for the same periods of 2004. Sales of monoclonal antibodies from Celliance’s Scotland facility decreased slightly from $6.8 million in the third quarter of 2004 to $6.4 million in the third quarter of 2005. Sales from this facility for the first nine months of 2005 and 2004 were essentially unchanged at $19.0 million in 2005 compared to $19.2 million in 2004.

Other Q3 2005 Financial Information

•                  Available cash and short-term investments at October 2, 2005 were $ 64.9 million, compared with $62.1 million at the end of 2004.

•                  Accounts receivable totaled approximately $43.4 million at the end of the third quarter of 2005, compared with $46.9 million at the end of 2004.  Days sales outstanding improved to 58 days compared to 61 days at the end of 2004.

•                  Capital expenditures for the third quarter of 2005 were $2.8 million compared to $4.0 million for the third quarter of 2004.  Capital expenditures for the nine months ended 2005 were $7.9 million compared to $14.8 million for the same nine months ended in 2004.

•                  Recognized losses on foreign exchange transactions were negligible in the third quarter of 2005 and 2004 and $0.3 million and $0.1 million for the first nine months of 2005 and 2004, respectively.  In the Research and Bioprocessing segments currency rate fluctuations had a negligible affect on gross margins in both the third quarter and for the first nine months of 2005.  In the Research segment currency rate fluctuations had less than a 1.0 percentage point reduction in gross margins in both the third quarter and for the first nine months of 2004. Gross margins in the Bioprocessing segment were adversely affected by 1.0 percentage point in the third quarter and were negligible for the first nine months of 2004, respectively.

Q3 2005 Earnings Conference Call

We will hold our third quarter earnings conference call at 11:00 a.m. (Eastern Time) on Friday, October 28, 2005.  The conference call dial in number is (888) 396-2384 (domestic) and (617) 847-8711 (international), confirmation code 13958054.  The live broadcast will also be available online at our website at www.serologicals.com and at www.StreetEvents.com.

If you are unable to participate in the call, a 14-day playback will start on October 28, 2005 at 1:00 p.m. (Eastern Time).  To listen to the playback, please call (888) 286-8010 (domestic) or (617) 801-6888 (international) and enter access code 27440165 or access the archived web cast on our website at www.serologicals.com.

About Serologicals

Serologicals Corporation (NASDAQ: SERO), headquartered in Atlanta, GA., is a global leader in developing and commercializing consumable biological products, enabling technologies and services in support of biological research, drug discovery, and the bioprocessing of life-enhancing products.  Serologicals’ customers include researchers at major life science companies and leading research institutions involved in key disciplines, such as neurology, oncology, hematology, immunology, cardiology, proteomics, infectious diseases, cell signaling and stem cell research. In addition, Serologicals is the world’s leading provider of monoclonal antibodies for the blood typing industry. Serologicals employs a total of approximately 1,000 people worldwide in three Serologicals’ companies: Chemicon International, headquartered in Temecula, CA., Upstate Group, LLC, headquartered in Charlottesville, VA. and Celliance Corporation, headquartered in Atlanta, GA.

For more information, please visit our website: www.serologicals.com.

Statement Regarding Use of Non-GAAP Measures

The financial results that Serologicals reports on the basis of GAAP include substantial cash and non-cash charges and tax benefits related to acquisitions and to the integration of acquired businesses with existing businesses.  Serologicals presents pro forma financial information in this press release because it believes that the information is a beneficial supplemental disclosure to investors in analyzing and assessing its past and future performance.  Serologicals believes that the pro forma financial information is useful because, among other things, by eliminating the effect of one-time acquisition and integration costs and the related tax benefits, it provides an indication of the profitability and cash flows of the acquired businesses.

The pro forma financial information, excluding acquisition related amortization and other similar costs, is limited because it does not reflect the entirety of Serologicals’ business costs.  Therefore, Serologicals encourages investors to consider carefully its results under GAAP, as well as its pro forma disclosures and the reconciliation between these presentations to more fully understand Serologicals’ business.  Reconciliations between GAAP results and the pro forma information are presented in the attached tables and also on Serologicals’ web site (www.serologicals.com) under the Investor Relations tab.

Safe Harbor Statement

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about Serologicals and its subsidiaries.  The forward-looking statements are subject to risks and uncertainties, including, without limitation, statements regarding the transfer of Upstate operations from Lake Placid, N.Y. to Temecula, CA and the impact that the transfer will have on gross margins and operating income of the Research segment in 2006; our expectations that the Research segment will continue to achieve revenue growth in excess of its markets and major competitors; the revenue and earnings outlook for the balance of fiscal 2005; and our ability to achieve operating efficiencies from the accelerated integration program for our Research segment.  Additional information concerning these and other risks and uncertainties is outlined in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 18, 2005.  This report is available online at http://www.sec.gov.  Forward-looking statements are only predictions and are not guarantees of performance.  Forward-looking statements are based on current expectations of future events and are based on the Company’s current views and assumptions regarding future events and operating performance.  You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made, and the Company undertakes no obligation to publicly update these statements based on events that may occur after the date of this press release.

Serologicals® and EX-CYTE® are registered trademarks of Serologicals Royalty Company.

SEROLOGICALS CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

Third Quarter and Nine Months Ended October 2, 2005 and September 26, 2004

(in thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Nine Months Ended
	October 2,	September 26,	October 2,	September 26,
	2005	2004	2005	2004
Net revenues	$66,969	$46,294	$187,812	$126,761
Cost of revenues	28,743	21,313	82,034	57,379
Gross profit	38,226	24,981	105,778	69,382
Operating expenses:
Selling, general and administrative expenses	19,346	12,997	62,212	38,029
Research and development	4,429	1,930	13,241	6,112
Amortization of intangibles	1,823	655	5,329	2,064
Operating income	12,629	9,399	24,995	23,177
Other (income) expense, net	500	25	573	(231)
Interest expense	1,824	1,281	5,545	3,527
Interest income	(477)	(225)	(1,412)	(582)
Income from operations, before income taxes	10,782	8,318	20,289	20,463

Provision for income taxes	3,127	2,579	5,884	6,343
Net income	7,655	5,739	14,405	14,120
Add-back interest expense on convertible debt, net of tax	1,219	807	3,698	2,303

Numerator for diluted earnings per share	$8,874	$6,546	$18,103	$16,423

Earnings per common share:
Basic	$0.22	$0.23	$0.41	$0.57

Diluted	$0.20	$0.19	$0.41	$0.48

Weighted average shares used in per share calculations:
Basic	34,926	25,034	34,760	24,943

Diluted	44,259	34,428	44,163	34,306

SEROLOGICALS CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	October 2, 2005	January 2, 2005
Assets
Current assets:
Cash and short-term investments	$64,950	$62,054
Trade accounts receivable, net	43,358	46,899
Inventories	56,576	49,846
Other current assets	15,056	15,226
Total current assets	179,941	174,025
Property and equipment, net	97,672	96,887
Goodwill	246,824	241,038
Other intangible assets, net	119,261	121,647
Other assets	3,779	6,210
Total assets	$647,477	$639,807

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,081	$11,827
Current maturities of capital lease obligations	1,655	2,419
Accrued liabilities and other	27,186	37,336
Total current liabilities	35,922	51,582
4.75% Convertible debentures	129,896	130,395
Capital lease obligations	648	2,194
Deferred income taxes	41,311	38,012
Other liabilities	1,014	1,093
Stockholders’ equity	438,686	416,531
Total liabilities and stockholders’ equity	$647,477	$639,807

SEROLOGICALS CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

For the Nine Months Ended October 2, 2005 and September 26, 2004

(Unaudited)

(In thousands)

	October 2, 2005	September 26, 2004
Operating Activities:

Net income	$14,405	$14,120
Non-cash and working capital changes, net	(3,980)	7,135
Net cash provided by operating activities	10,425	21,255

Investing Activities:

Purchase of property and equipment and intangibles	(9,516)	(14,767)
Purchase of business, net of cash acquired	(6,752)	(12,440)
Disposition of business	—	3,500
Purchases of short-term investments, net	(5,290)	(164)
Collection of note receivable and other	7,297	—
Net cash used in investing activities	(14,261)	(23,871)

Financing Activities:

Net cash provided by financing activities	2,646	6,422

Net cash used in discontinued operations	—	(1,538)
Effect of foreign exchange on cash	(1,203)	(475)

Net increase (decrease) in cash and cash equivalents	(2,392)	1,793
Cash and cash equivalents, beginning of period	33,024	48,564
Cash and cash equivalents, end of period	$30,632	$50,357

SEROLOGICALS CORPORATION AND SUBSIDIARIES

RECONCILIATION FROM GAAP TO PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(in thousands, except per share data)

	For the Three Months				For the Nine Months
	Ended October 2, 2005				Ended October 2, 2005
	GAAP	Adjustments		Pro Forma	GAAP	Adjustments		Pro Forma

Net revenues	$66,969	$—		66,969	187,812	$—		187,812
Cost of revenues	28,743	(566	)(1)	28,177	82,034	(1,414	)(2)	80,620
Gross profit	38,226	566		38,792	105,778	1,414		107,191
Margin %	57.1%			57.9%	56.3%			57.1%

Selling, general and administrative	19,346	(940	)(3)	18,406	62,212	(3,345	)(3)	58,868
Research and development	4,429	(206	)(3)	4,223	13,241	(206	)(3)	13,035
Amortization of intangibles	1,823	(1,823	)(4)	—	5,329	(5,329	)(4)	—
Operating income	12,629	3,535		16,163	24,995	10,294		35,288
Operating margin %	18.9%			24.1%	13.3%			18.8%

Other expense	500	(519	)(5)	(19)	573	(519	)(5)	54
Interest income	(477)	—		(477)	(1,412)	—		(1,412)
Interest expense	1,824	—		1,824	5,545	—		5,545
Income from operations before income taxes	10,782	4,054		14,836	20,289	10,813		31,101
Provision for income taxes	3,127	1,176	(6)	4,302	5,884	3,136	(6)	9,019
Net income	7,655	2,878		10,534	14,405	7,677		22,082

Add back interest expense on convertible debt, net of taxes	1,219	—		1,219	3,698	—		3,698
Numerator for diluted earnings per share	$8,874	$2,878		$11,753	$18,103	$7,677		$25,780

Net income per share:
Basic	$0.22			$0.30	$0.41			$0.64
Diluted	$0.20			$0.27	$0.41			$0.58

Weighted average shares used in per share calculation:
Basic	34,926			34,926	34,760			34,760
Diluted	44,259			44,259	44,163			44,163

(1)        Add back costs associated with reorganization in Bioprocessing segment

(2)        Add back YTD costs for purchase accounting inventory revaluations related to acquisition of Upstate in the first quarter of $500 and other one time charges for business integration and reorganization costs in both segments totaling $914

(3)        Add back business integration and reorganization costs.

(4)        Add back purchased intangible asset amortization.

(5)        Add back loss on collection and settlement of Note Receivable arising from sale of Therapeutic segment

(6)        The income tax effect at prevailing rate for period.

SEROLOGICALS CORPORATION AND SUBSIDIARIES

RECONCILIATION FROM GAAP TO PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	For the Three Months				For the Nine Months
	Ended September 26, 2004				Ended September 26, 2004
	GAAP	Adjustments		Pro Forma	GAAP	Adjustments		Pro Forma

Net revenues	$46,294	$—		$46,294	$126,761	$—		$126,761
Cost of revenues	21,313	—		21,313	57,379	—		$57,379
Gross profit	24,981	—		24,981	69,382	—		69,382
Margin %	54.0%			54.0%	54.7%			54.7%

Selling, general and administrative	12,997	—		12,997	38,029	—		38,029
Research and development	1,930	—		1,930	6,112	—		6,112
Amortization of intangibles	655	(655	)(1)	—	2,064	(2,064	)(1)	—
Operating income	9,399	655		10,054	23,177	2,064		25,241
Operating margin %	20.3%			21.7%	18.3%			19.9%

Other expense	25	—		25	(231)	—		(231)
Interest income	(225)	—		(225)	(582)	—		(582)
Interest expense	1,281	—		1,281	3,527	—		3,527
Income from operations before income taxes	8,318	655		8,973	20,463	2,064		22,527
Provision for income taxes	2,579	203	(2)	2,782	6,343	643	(2)	6,986
Net income	5,739	452		6,191	14,120	1,421		15,541

Add back interest expense on convertible debt, net of taxes	807	—		807	2,291	—		2,291
Numerator for diluted earnings per share	$6,546	$452		$6,998	$16,411	$1,421		$17,832

Net income per share:
Basic	$0.23			$0.25	$0.57			$0.62
Diluted	$0.19			$0.20	$0.48			$0.52

Weighted average shares used in per share calculation:
Basic	25,034			25,034	24,943			24,943
Diluted	34,428			34,428	34,306			34,306

(1)          Add back purchased intangible asset amortization.

(2)          The income tax effect at prevailing rate for period.

SEROLOGICALS CORPORATION AND SUBSIDIARIES

EBITDA and Adjusted EBITDA

(In thousands)

	Three Months Ended		Nine Months Ended
	October 2, 2005	September 26, 2004	October 2, 2005	September 26, 2004
Net income under GAAP	$7,655	$5,739	$14,405	$14,120
Provision for income taxes	3,127	2,579	5,884	6,344
Interest expense (income), net	1,347	1,056	4,133	2,945
Depreciation	2,033	1,661	6,172	5,157
Amortization of intangibles	1,823	655	5,329	2,064
EBITDA	15,985	11,690	35,923	30,630

Other Adjustments:
Purchase accounting revaluations and business integration costs	1,712	—	4,965	—
Loss on collection and settlement of Note Receivable arising from sale of Therapeutic segment	519	—	519	—
Adjusted EBITDA	$18,216	$11,690	$41,407	$30,630

Note> Income from continuing operations before net interest expense, including amortization of debt issuance costs, provision for income taxes, depreciation, amortization and other adjustments (“Adjusted EBITDA”) is not a measure of performance defined in accordance with accounting principles generally accepted in the United States of America.  However, we believe that Adjusted EBITDA is useful to investors in evaluating our performance because it is a commonly used financial analysis tool for measuring and comparing life science companies in areas of operating performance. Adjusted  EBITDA should not be considered as an alternative to net income as an indicator of our performance or as an alternative to net cash provided by operating activities as a measure of liquidity and may not be comparable to similarly titled measures used by other companies.  In addition, the definition of Adjusted EBITDA as presented herein differs from the definition of Consolidated EBITDA used in the Company’s revolving credit facility.